Exhibit 10 Material Contract

                              REINSURANCE AGREEMENT

                                     to the

                         DEATH, DISABILITY OR RETIREMENT
                        QUOTA SHARE REINSURANCE AGREEMENT
                  (hereinafter referred to as the "Agreement")

                             entered by and between

                         PHYSICIANS' RECIPROCAL INSURERS
                         a New York Reciprocal Exchange
                         having its principal offices at
                               Manhasset, New York
                   (hereinafter referred to as the "Company")

                                       and

                   FLORIDA PHYSICIANS INSURANCE COMPANY, INC.
                              Jacksonville, Florida
                  (hereinafter referred to as the "Reinsurer")

In consideration of the promises set forth in the Agreement, the parties agree as follows:

                                    ARTICLE 1

SCOPE OF AGREEMENT

As a condition precedent to the Reinsurer's obligations under this Agreement, the Company shall reinsure with the Reinsurer the business described in the article entitled BUSINESS REINSURED, and the Reinsurer shall accept such business as reinsurance from the Company. The terms of this Agreement shall determine the rights and obligations of the parties.

                                    ARTICLE 2

PARTIES TO THE AGREEMENT

This Agreement is solely between the Company and the Reinsurer. Performance of the obligations of each party under this Agreement shall be rendered solely to the other party. However, if the Company becomes insolvent, the liability of the Reinsurer shall be modified to the extent set forth in the INSOLVENCY OF THE COMPANY article of this Agreement. In no instance shall any insured or reinsured of the Company or any claimant against an insured or reinsured of the Company have any rights under this Agreement.

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                                    ARTICLE 3

BUSINESS REINSURED

By this Agreement the Reinsurer agrees to reinsure liability for Net Loss which may accrue to the Company under Covered Extended Reporting Endorsement(s) Coverage issued on or after the effective date of this Agreement in connection with the Company's Medical Professional Liability "claims-made" policies, contracts and binders of insurance (hereinafter referred to as "policies") in-force, issued or renewed while this Agreement remains in effect.

Covered Extended Reporting Endorsement(s) shall be those issued to original policyholders of the Company who have been granted a waiver of premium due to Death, Disability or Retirement in accordance with the terms of the Company's policies.

                                    ARTICLE 4

RETENTION AND LIMIT

While this Agreement is in effect, as respects each and every original insured to which the Company provides a premium waiver feature within its' original policy, such premium waiver feature being activated solely as a result of the Death, Disability or Retirement of such original insured, the Reinsurer shall be liable to pay the Company's Net Loss under the Covered Extended Reporting Endorsement(s).

                                    ARTICLE 5

DEFINITIONS

A.    Net Loss

      "Net Loss" means the sum actually paid by the Company on or after 12:01 a.m., Eastern Standard Time, January 1, 2000, on its net retained liability, including adjustment expenses, in the settlement of covered losses or liabilities after making deduction for all salvages and recoveries and amounts recovered under other contracts of reinsurance, if any, whether or not such other reinsurance is or may become uncollectible. All salvages, recoveries and payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the settlement and all necessary adjustments shall be made by the parties. If the Company becomes insolvent this definition shall be modified to the extent set forth in the INSOLVENCY OF THE COMPANY article of this Agreement.

B.    Adjustment Expenses

      "Adjustment Expenses" means all expenditures made by the Company (other than office expenses and salaries of officials and employees not classified as claims representatives, investigators or in-house attorneys employed by Administrators for the Professions, Inc.) in connection with the investigation, settlement, adjustment or defense of claims and suits covered by this Agreement.

C.    Net Retained Liability

      "Net Retained Liability" means only loss or adjustment expenses with respect to that portion of any policy which the Company retains net for its own account.

D.    Cumulative Reinsurance Premium

      "Cumulative Reinsurance Premium" is defined as Initial Premiums plus Additional Premiums less Ceding Commission less Return Premiums.

                                    ARTICLE 6

EXCLUSIONS

This Agreement shall not apply to:

A. Any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, except that such exclusion shall be waived as regards coverage with respect to workers' compensation and employers' liability.

      This war exclusion clause shall not, however, apply to interests which at the time of loss or damage are within the territorial limits of the United States of America (comprising the 50 States of the Union, the District of Columbia and including bridges between the U.S.A. and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under contracts containing a standard War or Hostilities or Warlike Operations Exclusion Clause.

B.    Nuclear incident per the following clauses attached hereto:

      (1) Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A. NMA 119;

      (2) Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - Canada NMA 1980;

      (3) Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A. NMA 1590;

      (4) Nuclear Incident Exclusion Clause - Liability - Reinsurance - Canada NMA 1979;

      (5) Nuclear Incident Exclusion Clause - Physical Damage and Liability (Boiler and Machinery Policies) - Reinsurance - U.S.A. NMA 1166;

      (6) Nuclear Incident Exclusion Clause - Physical Damage and Liability (Boiler and Machinery Policies) Reinsurance - Canada NMA 1251;

      (7) Nuclear Energy Risks Exclusion Clause - (Reinsurance) (1984) Worldwide excluding U.S.A. and Canada NMA 1975.

C.    Financial Guarantee and Insolvency.

D. Extra Contractual Obligations. "Extra Contractual Obligations" means those liabilities not covered under any provision of this Agreement which arise from the handling of any claim on policies reinsured hereunder.

E. Loss in Excess of Policy Limits. "Loss in Excess of Policy Limits" means that amount of Net Loss in excess of the limit(s) of the Company's original policy which the Company becomes liable to pay in respect of a loss or losses otherwise covered by such original policy.

F.    Reinsurance of any kind assumed by the Company.

G. All liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of any insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

H.    Pools, syndicates and associations, of any kind or description.

I.    Pollution claims or losses of any type or form whatsoever.

J.    Unallocated loss adjustment expenses.

                                    ARTICLE 7

LOSS SETTLEMENTS

All loss settlements made by the Company within the conditions of the policies and within the terms of this Agreement shall be unconditionally binding upon the Reinsurer.

                                    ARTICLE 8

REINSURANCE PREMIUM AND CEDING COMMISSION

A. On or before June 1, 2000, the Company shall pay to the Reinsurer 100% of its unearned premium reserve, the Initial Premium, in respect of the Company's liabilities set forth in the BUSINESS REINSURED article of this Agreement as at 12:01 a.m., Eastern Standard Time, January 1, 2000, less 5% retained as ceding commission in accordance with Article 8.C.

B. On a quarterly basis, the Company shall pay to the Reinsurer net of ceding commission, the actual rate (Additional Premium) as set forth in the Company's then effective rate filing for each 12 month period that this Agreement remains in effect. Any changes to the rate shall be at any July 1, as agreed by the parties to this Agreement.

C. The Reinsurer agrees to allow a 5% ceding commission on all premiums ceded to the Reinsurer under this Agreement. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments and all other expenses of whatever nature except Adjustment Expenses as defined in this Agreement.

D. If, as directed by the New York Insurance Department, the Company is required to pay any amount to another insurer as a result of the transfer to such other insurer of the Company's liability in respect of the Business Reinsured under this Agreement due to the change of its original Policyholder(s) to such other insurer on or after January 1, 2000, but before the termination date of this Agreement, howsoever such payment is styled, it is agreed that the Reinsurer hereunder shall return such amount to the Company as a Return Premium item. In no event shall the reinsurer be required to return more premium to the Company than it has received from the Company in the form of the Initial Premium and Additional Premium. Conversely, if the Company acquires any amount from another insurer as a result of the transfer to the Company of such other insurer's liability in respect of the Business Reinsured under this Agreement, it is agreed that the Company shall credit such amount to the Reinsurer as an Additional Premium item.

E. All premiums (net of ceding commission) paid to the Reinsurer hereunder shall be fully earned by the Reinsurer upon receipt.

                                    ARTICLE 9

UNAUTHORIZED REINSURANCE

(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company's reserves).

As regards policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of known outstanding losses that have been reported to the Reinsurer, and allocated loss adjustment expense paid by the Company but not recovered from the Reinsurer, plus reserves for losses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as "Reinsurer's Obligations") by funds withheld, cash advances or a letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves.

When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves in an amount equal to the Reinsurer's proportions of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

      a. to reimburse the Company for the Reinsurer's obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

      b. to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's Obligations under this Contract;

      c.    to fund an account with the Company for the Reinsurer's Obligations;

      d. to pay the Reinsurer's share of any other amounts the Company claims are due under this Contract.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer's Obligations, for the sole purpose of amending the letter of Credit, in the following manner:

      a. if the statement shows that the Reinsurer's Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference;

      b. if, however, the statement shows that the Reinsurer's Obligations are less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

                                   ARTICLE 10

REPORTS AND REMITTANCES

A.    Claims

      Claims are to be paid quarterly within 60 days on a bordereau basis. All claims with reserves in excess of $250,000 shall be individually reported to Reinsurer.

B.    Premium

      Within 45 days after the close of each calendar quarter that this Agreement remains in effect, the Company shall render to the Reinsurer a report of:

      1. The company's subject written premium during such calendar quarter and the Reinsurer's share (net of allowed ceding commission) thereof;

      2.    The Net Loss paid by the Company on Extended Reporting Endorsements;

      3. The Company's reserves at the close of the quarter and the Reinsurer's portion thereof.

Within 60 days after the close of the quarter the Company shall pay directly to the Reinsurer any amount due for premiums.

                                   ARTICLE 11

RECOVERIES

A. The Company will credit the Reinsurer with its proportionate share of any recoveries, salvages or reimbursements on account of claims and settlements involving reinsurance under this Agreement.

B. In the event there are any recoveries, salvages or reimbursements recovered subsequent to a loss settlement, it is agreed that if the expenses incurred in obtaining salvage or other recoveries are less than the amount recovered, such expenses shall be borne by each party in the proportion that each party benefits from the recoveries; otherwise, the amount recovered shall first be applied to the reimbursements of the expense of recovery and the remaining expense shall be borne by the Company and the Reinsurer in proportion to the liability of each party for the loss before such recovery had been obtained. Expenses hereunder shall exclude all office expenses and salaries of officials and employees of the Company.

                                   ARTICLE 12

CURRENCY

All payments under this Agreement, whether in respect of premiums or losses, shall be made in cash in U.S. dollars. All currencies other than U.S. dollars shall be converted to U.S. dollars at the rate of exchange used by the Company in its own accounts.

                                   ARTICLE 13

ERRORS AND OMISSIONS

Any inadvertent error or omission on the part of either the Company or the Reinsurer shall not relieve the other party from any liability which would have attached under this Agreement, provided that the error or omission is rectified immediately upon discovery, and shall not impose any greater liability on the reinsurer than would have attached if the error or omission had not occurred.

                                   ARTICLE 14

OFFSET

The Company or the Reinsurer may offset any balance(s) whether on account of premiums, commissions, claims or losses, adjustment expenses, salvages or any amount(s) due from one party to the other under this Agreement or under any other agreement heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or as ceding company. All offsets will comply with the requirements of Section 7427 of the New York Insurance Law.

                                   ARTICLE 15

INSPECTION OF RECORDS

The Company shall allow the Reinsurer or its authorized representatives to inspect, at reasonable times, the records of the Company relevant to the Business reinsured under this Agreement, including Company files concerning claims, losses or legal proceedings which involve or are likely to involve the Reinsurer.

                                   ARTICLE 16

ARBITRATION

Any unresolved difference of opinion between the Reinsurer and the Company, whether such difference of opinion rises before or after the termination of this Agreement, shall be submitted to arbitration by three arbitrators. One arbitrator shall be chosen by the Reinsurer, and one shall be chosen by the Company. The third arbitrator shall be chosen by the other two arbitrators within 10 days after they have been appointed. If the two arbitrators cannot agree upon a third arbitrator, each arbitrator shall nominate three persons of whom the other shall reject two. The third arbitrator shall then be chosen by drawing lots. If either party fails to choose an arbitrator within 30 days after receiving the written request of the other party to do so, the latter shall choose both arbitrators, who shall chose the third arbitrator. The arbitrators shall be impartial and shall be active or retired persons whose principal occupation is or was an officer of property and casualty insurance or reinsurance companies.

The party requesting the arbitration (the "Petitioner") shall submit its brief to the arbitrators within 30 days after notice of the selection of the third arbitrator. Upon receipt of the Petitioner's brief, the other party (the "Respondent") shall have 30 days to file a reply brief. On receipt of the Respondent's brief, the Petitioner shall have 20 days to file a rebuttal brief. Respondent shall have 20 days from the receipt of Petitioner's rebuttal brief to file its rebuttal brief. The arbitrators may extend the time for filing of briefs at the request of either party.

The arbitrators are relieved from judicial formalities and, in addition to considering the rules of law and the customs and practices of the insurance and reinsurance business, shall make their award with a view to effecting the intent of this Agreement. The decision of the majority shall be final and binding upon the parties. The costs of arbitration, including the fees of the arbitrators, shall be shared equally unless the arbitrators decide otherwise. The arbitration shall be held within the State of New York at the times and places agreed upon by the arbitrators.

                                   ARTICLE 17

INSOLVENCY OF THE COMPANY

In the event of the insolvency of the Company the liability provided by this Agreement shall be payable by the Reinsurer on the basis of the amount of claim allowed in the insolvency proceeding, without diminution by reason of the inability of the Company to pay all or any part of the claim, directly to the Company or its liquidator, receiver, or statutory successor. The Reinsurer shall be given written notice of the pendency of each loss or claim which may involve the liability provided by this Agreement within a reasonable time after such loss or claim is filed in the insolvency proceeding.

                                   ARTICLE 18

COMMENCEMENT AND TERMINATION

A. This Agreement shall become effective at 12:01 a.m., Eastern Standard Time, January 1, 2000, with respect to covered liabilities accruing to the Company under the BUSINESS REINSURED article of this Agreement on or after that date, and shall continue in-force thereafter until terminated.

B. The Company may terminate this Agreement at Midnight, Eastern Standard Time, any December 31st, by giving the Reinsurer not less than 90 days' prior written notice by Certified Mail.

C. This Agreement may be terminated by the Reinsurer any time after Midnight, Eastern Standard Time, December 31, 2020, by giving the Company not less than 90 days' prior written notice by Certified Mail.

D. Failure by the Company for any reason to pay any amount owed to the Reinsurer within 60 days of the date such payment is due the Reinsurer shall automatically terminate this Agreement, or so deemed, as of the date such payment was due the Reinsurer.

E. Upon termination of this Agreement, the Reinsurer shall not be liable for any liabilities accruing to the Company in respect of Covered Extended Reporting Endorsement(s) otherwise covered under this Agreement which are issued on or after the effective date of termination.

                                   ARTICLE 19

INTERMEDIARY

FPIC Intermediaries, Inc. is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications including notices, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages and loss settlements relating thereto shall be transmitted to the Reinsurer or the Company through FPIC Intermediaries, Inc., 111 East Shore Road, Manhasset, New York 11030. Payments by the Company to the Intermediary shall be deemed only to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

                                   ARTICLE 20

PARTICIPATION:    PHYSICIANS' RECIPROCAL INSURERS
                  QUOTA SHARE REINSURANCE AGREEMENT

                  EFFECTIVE: January 1, 2000

This Agreement obligates the Reinsurer for its participation, as stated below, of the interests and liabilities set forth under this Agreement.

The participation of the Reinsurer in the interests and liabilities of this Agreement shall be separate and apart from the participations of other reinsurers and shall not be joint with those of other reinsurers, and the Reinsurer shall in no event participate in the interests and liabilities of other reinsurers.

IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Agreement as of the dates recorded below.

FEDERAL I.D.      REINSURER

                  Florida Physicians Insurance Company  - 100%

In Jacksonville, Florida this 3rd day of May, 2000.


                                           /s/ Kim D. Thorpe
                                           -------------------------------------
                                           Kim D. Thorpe
                                           Florida Physicians Insurance Company
                                           Jacksonville, Florida


ATTEST:   /s/ Peggy A. Parks
          ------------------------
          Peggy A. Parks

and in Manhasset, New York this 28th day of April, 2000.


                                           /s/ Anthony J. Bonomo
                                           -------------------------------------
                                           Anthony J. Bonomo
                                           Physicians' Reciprocal Insurers
                                           Manhasset, New York


ATTEST:   /s/ Gerald Dolman
          ------------------------
          Gerald Dolman